Exhibit (d)(3)

EXECUTION COPY

AVISTA CAPITAL PARTNERS III, L.P.
AVISTA CAPITAL PARTNERS (OFFSHORE) III, L.P.
65 EAST 55TH STREET
NEW YORK, NEW YORK 10022

April 29, 2013

ACP Tower Holdings, LLC
c/o Avista Capital Holdings, L.P.
65 East 55th Street, 18th Floor
New York, New York 10022
Attention: Brendan Scollans

Re:                            Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Avista Capital Partners (Offshore) III, L.P., a Bermuda exempted limited partnership, and Avista Capital Partners III, L.P., a Delaware limited partnership (collectively, the “Investors”), subject to the terms and conditions hereof, to purchase equity securities of ACP Tower Holdings, LLC, a Delaware limited liability company (the “Parent”). It is contemplated that pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among, Parent, Telular Corporation, a Delaware corporation (the “Company”), and ACP Tower Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”).  Merger Subsidiary will commence a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all the outstanding shares of Company Stock at the Offer Price, net to the seller in cash, without interest and less any applicable withholding taxes thereon, and following the Offer Closing Merger Subsidiary will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.                                     Upon the terms and subject to the conditions set forth herein, the Investors hereby collectively commit to purchase (or cause an assignee permitted under this letter agreement to purchase), directly or indirectly, at or immediately prior to the Offer Closing, $140,500,000 of equity securities of Parent in the aggregate (the “Commitment”), solely for the purpose of allowing Parent to fund a portion of the amounts required to be funded by Parent pursuant to Article 2 of the Merger Agreement to consummate the Offer, pursuant to Article 3 of the Merger Agreement to consummate the Merger and to pay related fees and expenses thereof.  The Investors shall not be obligated to fund an amount in the aggregate that is in excess of the Commitment.

2.                                     The Investors’ obligations under this letter agreement, including the obligation of the Investors to fund the Commitment, is subject to (a) the execution and delivery of the Merger Agreement by the Company and there having been no amendment or modification to the Merger Agreement that is not approved in writing by the Investors, (b) the satisfaction or waiver by Merger Subsidiary (with the prior written approval of the Investors) of each of the Offer Conditions as of the Expiration Time, (c) the substantially contemporaneous consummation of the Offer and the Merger in accordance with the terms of the Merger Agreement (including to the extent that the Company obtains, in accordance with the terms, and subject to the satisfaction of the conditions, set forth in Section 12.13(b)(i) of the Merger Agreement,

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an order requiring Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the financing of the Investors to be funded in connection with the consummation of the Offer and the Merger) and the contemporaneous issuance of equity securities of Parent, directly or indirectly, to the Investors and (d) the consummation of the Debt Financing prior to or contemporaneously with such funding by the Investors.

3.                                     The obligation of the Investors to fund the Commitment shall automatically and immediately terminate upon the earlier to occur of (a) the Offer Closing (at which time the obligation shall be discharged), (b) the valid termination of the Merger Agreement in accordance with its terms or (c) the Company or any of its Affiliates, securityholders or agents asserting or filing, directly or indirectly, (i) any claim under or action with respect to the Limited Guaranty (as hereinafter defined) against any Guarantor or any Guarantor Affiliate (as each such term is defined in the Limited Guaranty) or (ii) any other claim under or action against any Guarantor or any Guarantor Affiliate in connection with this letter agreement, the Limited Guaranty, the Merger Agreement, the Debt Commitment Letters or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto, other than Retained Claims (as defined in the Limited Guaranty) expressly reserved against such Guarantor or Guarantor Affiliates in accordance with Section 4(c) of the Limited Guaranty and as set forth in Section 6 of this letter agreement and Section 12.13(b)(i) of the Merger Agreement, and, in each case, subject to all of the terms, conditions and limitations set forth herein and therein or (d) the acceptance by the Company or its Affiliates of payment from the Guarantors under the Limited Guaranty or the occurrence of any event which, by the terms of the Limited Guaranty, is an event which terminates any Guarantor’s obligations or liabilities under the Limited Guaranty.  The Commitment set forth herein shall not be assignable by Parent without each of the Investors’ prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investors and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  All or any portion of the Commitment set forth herein may be assigned by any Investor to any other Investor, any additional equity co-investor and/or their respective affiliates and affiliated funds; provided, however, that any such assignment shall not relieve any Investor of its obligations under this letter agreement.  Any transfer in violation of either of the two preceding sentences shall be null and void.  This letter agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings with respect thereto.

4.                                     Other than as required by law (including the Securities Act and Exchange Act) or the rules of any national securities exchange, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity the contents of this letter agreement, other than to the Company and its advisors who are instructed to maintain the confidentiality of this letter agreement in accordance herewith.  Without limiting the foregoing, Parent, Investors and the Company shall have the right to make such disclosure in connection with the enforcement of this letter agreement, the Merger Agreement or the Limited Guaranty.

5.                                     Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investors has obligations hereunder and that, notwithstanding that each of the Investors is a partnership, no Person has any remedy, recourse or right of recovery against, or contribution from any Investor Affiliate, through any Investor, Parent or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Investor or Parent against any Investor or any Investor Affiliate, or otherwise, except for Parent’s rights against the Investors under this letter agreement.  For purposes of this letter agreement, the term “Investor Affiliate” means (i) any Investor, (ii) any former, current or future general or limited partners, stockholders, holders of any

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equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of any Investor, (iii) Parent or (iv) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates of any of the foregoing.

6.                                     Concurrently with the execution and delivery of this letter agreement, the Investors are executing and delivering to the Company a Limited Guaranty related to Parent’s obligation, if any, to pay the Parent Termination Fee in accordance with, and subject to the limitations or, Section 12.13(b)(ii) of the Merger Agreement (the “Limited Guaranty”).  The Company’s remedies (i) against the Guarantors solely with respect to the Retained Guaranty Claims (as defined in the Limited Guaranty) and (ii) against Parent solely with respect to the Retained Merger Agreement Claims (as defined in the Limited Guaranty) and the Retained Equity Commitment Claims (as defined in the Limited Guaranty) shall be the sole and exclusive remedies available to the Company or any other Company Related Party against any Guarantors or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, this letter agreement or the Limited Guaranty or the transactions contemplated herby or thereby, whether or not Parent’s breach is caused by any Investor’s breach of its obligations under this letter agreement; provided that, in the event the Investors shall have funded the Commitment to Parent, then none of the Company Related Parties shall have any remedy against the Investors, any Investor Affiliate, the Guarantors or any Guarantor Affiliate, including under the Limited Guaranty.  This letter agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Parent; provided, that (a) the Company is an express third-party beneficiary hereof (but the Company’s rights to enforce any of the provisions hereof shall be subject to the conditions and limitations set forth in this Section 6 and Section 12.13(b)(i) of the Merger Agreement) and (b) the Investor Affiliates are express third-party beneficiaries of Section 4, Section 5, Section 6 and Section 12 of this letter agreement.  This letter agreement may only be enforced by Parent at the direction of its equityholders in a manner agreed by its equityholders or as otherwise required pursuant to an order of specific performance obtained pursuant to and in accordance with Section 12.13(b)(i) of the Merger Agreement.  In no event shall any of Parent’s creditors have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement. In the event any Person other than Parent attempts to enforce this letter agreement, each Investor shall have the right to terminate its obligations hereunder upon written notice to Parent.  Notwithstanding the foregoing, if, pursuant to Section 12.13(b)(i) of the Merger Agreement, (1) the Company is entitled to seek specific performance against Parent and (2) Parent is required pursuant to a final and non-appealable order of a Chosen Court (as defined below) to specifically perform such obligations, then the Company shall have the right to cause Parent to enforce this letter agreement on the terms and subject to the conditions hereof.  Specific performance (subject to the conditions and limitations set forth herein and in Section 12.13(b)(i) of the Merger Agreement) shall be the sole and exclusive remedy with respect to any breach by the Investors (or any permitted assignee) of this letter agreement, and none of Parent, the Company or any other Company Related Party may seek or accept any other form of relief that may be available for breach of this letter agreement (including monetary, punitive, indirect, special, consequential and/or any other damages). In connection with the foregoing sentence, the parties hereto hereby waive (I) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (II) any requirement under any law to post a bond or other security as a prerequisite to obtaining specific performance.

7.                                     Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Investors under this letter agreement are solely contractual in nature and (c) the

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determination of each Investor were independent of each other.  Notwithstanding anything to the contrary contained in this letter agreement, the liability of each Investor hereunder shall be joint and several.

8.                                     Furthermore, Parent agrees that, from and after the date hereof, it will, or will cause one or more of their Subsidiaries to, pay and hold the Investors harmless against any and all liability for out-of-pocket expenses (including attorneys’ fees for the Investors) of the Investors in connection with the transactions contemplated hereby and their investment in Parent and its Subsidiaries.  The obligation of the Investors to fund any portion of the Commitment may be reduced by the Investors (in their sole discretion) on a dollar for dollar basis (i) for purchases by permitted assignees or co-investors (including affiliates of any of the Investors and members of management of the Company) of equity securities of Parent, (ii) for any increase in the Debt Financing and (iii) as agreed to by the Investors (in their sole discretion) in the event that Parent does not require such amount to fund the amounts required pursuant to Article 2 of the Merger Agreement to consummate the Offer, pursuant to Article 3 of the Merger Agreement to consummate the Merger and to pay related fees and expenses thereof.

9.                                     Parent agrees to indemnify and to hold harmless each of the Investors and each of the Investor Affiliates (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter agreement, the Limited Guaranty, the Debt Commitment Letters or the Merger Agreement, provided, however, that the foregoing will not apply to any losses of an Indemnified Person to the extent found by a final and non-appealable order of a Chosen Court (as defined below) to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.  Parent further agrees to pay or reimburse to any Indemnified Person upon demand any legal or other expenses incurred by the Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation).  The provisions of this Section 9 are independent of all other obligations of Parent hereunder and shall survive termination or expiration of the commitment embodied in this letter.  Parent agrees that no Indemnified Person shall be required to (but at its sole election, may) seek indemnification from any other Person or Persons with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of the Investors and each Investor Affiliate to waive any right to contribution from any such Investor or Investor Affiliate; provided that the foregoing shall not be deemed to limit or waive any contractual rights that Parent may have against any Investor or Investor Affiliate.  EACH OF THE INDEMNIFYING PARTIES HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INVESTORS OR ANY OTHER INDEMNIFIED PERSON.

10.                              Each Investor hereby represents and warrants with respect to itself to Parent that: (a) it has all power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the undersigned are necessary therefor, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms, (d) the execution, delivery and performance by it of this letter agreement do not and will not (i) violate its organizational documents, (ii) violate any applicable law or order applicable to it, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any Contract to which it is a party, (e) such Investor’s portion of the Commitment is equal to or less than the

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maximum amount that such Investor is permitted to invest in any one portfolio investment pursuant to the terms of its limited partnership agreement in each case, for which the violation, default or right would be reasonably likely to prevent or materially impede the consummation by such Investor of the transactions contemplated by this letter agreement on a timely basis, (f) such Investor has in the aggregate uncalled capital commitments or otherwise have available funds equal to or in excess of the amount of such Investor’s portion of the Commitment, and (g) the general partner of such Investor has the right to call capital, and such Investor’s limited partners or other investors have the obligation to fund such capital, within ten (10) business days following the issuance of the capital call notice in an aggregate amount equal to or in excess of the amount of such Investor’s portion of the Commitment.

11.                              Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this letter agreement may not be enforced without giving effect to the conditions to, and limitations with respect to, the Commitment provided in Sections 1 and 2 hereof.

12.                              This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the Investors and, to the extent such amendment or modification would reasonably be expected to be materially adverse to the Company, the Company.

13.                              All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, in each case to the intended recipient as set forth below:

(a)                               If to any Investor to (addressed in such Investor’s name):

c/o Avista Capital Partners
65 East 55th Street, 18th Floor
New York, NY 10022
Attention:	Brendan Scollans
Ben Silbert
Telephone:	(212) 593-6932
Facsimile:	(212) 593-6933

with a copy to (which shall not constitute notice):

Kirkland & Ellis, LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Jai Agrawal
Facsimile:	(212) 446-6460

April 29, 2013

(b)                               if to Parent, to:

c/o Avista Capital Partners
65 East 55th Street, 18th Floor
New York, NY 10022
Attention:	Brendan Scollans
Ben Silbert
Telephone:	(212) 593-6932
Facsimile:	(212) 593-6933

and

Kirkland & Ellis, LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Jai Agrawal
Facsimile:	(212) 446-6460

14.                              THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement, the Limited Guarantee or the Merger Agreement or the transactions contemplated hereby or thereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 hereto shall be deemed effective service of process on such party. The parties hereto agree that a final nonappealable trial court judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties hereto agree that any or all of them may file a copy of this Section 11 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties to irrevocably waive any objections to venue or to convenience of forum.  EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT, THE LIMITED GUARANTY OR THE MERGER AGREEMENT.

15.                              This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and

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respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

AVISTA CAPITAL PARTNERS III, L.P.
AVISTA CAPITAL PARTNERS (OFFSHORE) III, L.P.

By: Avista Capital Partners III GP, L.P.
Its: General Partner

By: Avista Capital Managing Member, LLC
Its: General Partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel

Accepted and Agreed as of April 29, 2013

ACP TOWER HOLDINGS, LLC

By:	/s/ Brendan Scollans
Name: Brendan Scollans
Title: President

Signature Page to Equity Commitment Letter